Exhibit 99.7

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma condensed consolidated balance sheet as of September 30, 2004 and the unaudited pro forma condensed consolidated statement of operations for the fiscal year ended September 30, 2004 are based on the consolidated financial statements of Rayovac and United after giving effect to Rayovac’s acquisition of Microlite, United’s acquisitions of Nu-Gro and United Pet Group and consummation of the respective transactions, including the acquisition of United, and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed consolidated financial data.

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2004 has been derived from Rayovac’s condensed consolidated balance sheet as of September 30, 2004 and United’s unaudited consolidated balance sheet as of September 30, 2004, adjusted to give effect to the transactions as if they had occurred on September 30, 2004. The unaudited pro forma condensed consolidated statement of operations for the fiscal year ended September 30, 2004 gives effect to the transactions as if they occurred at the beginning of the period presented. The unaudited pro forma condensed consolidated statement of operations for the fiscal year ended September 30, 2004 gives effect to United’s acquisition of Nu-Gro, which occurred on April 30, 2004, Rayovac’s acquisition of Microlite, which occurred on May 28, 2004, and United’s acquisition of United Pet Group, which occurred on July 30, 2004, as if each acquisition occurred at the beginning of the period presented. The unaudited pro forma condensed consolidated statement of operations excludes non-recurring items directly attributable to the transactions.

The unaudited pro forma condensed consolidated financial data are based on preliminary estimates and assumptions set forth in the notes to such information. Pro forma adjustments are necessary to reflect the estimated purchase price for the respective transactions, the new debt and equity structure and to adjust amounts related to United’s assets and liabilities to a preliminary estimate of their fair values. Pro forma adjustments are also necessary to reflect interest expense and the income tax effect related to the pro forma adjustments.

The pro forma adjustments and allocation of purchase price are based on preliminary estimates of the fair value of the assets acquired and liabilities assumed. The final purchase price allocation will be completed after asset and liability valuations are finalized. This final valuation will be based on the assets and liabilities of United that exist as of the date of the completion of the transactions. Any final adjustments may change the allocation of purchase price which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed consolidated financial data. In addition, the impact of integration activities and other changes in United’s assets and liabilities prior to completion of the transactions could cause material differences in the information presented.

The unaudited pro forma condensed consolidated financial data are presented for informational purposes only and have been derived from, and should be read in conjunction with, “Selected Financial Data – Rayovac”, “Selected Financial Data – United” and the consolidated financial statements of Rayovac and United, including the notes thereto. The pro forma adjustments, as described in the notes to the unaudited pro forma condensed consolidated financial data, are based on currently available information and certain adjustments that we believe are reasonable. They are not necessarily indicative of our consolidated financial position or results of operations that would have occurred had the transactions taken place on the dates indicated, nor are they necessarily indicative of future consolidated financial position or results of operations.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of September 30, 2004

(in thousands)

	Rayovac Corporation (1)	United Industries (2)	Pro Forma Adjustments (3)		Rayovac & United Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$15,789	$8,290	$45	(a)	$24,124
Receivables, net	289,632	107,493	—		397,125
Inventories	264,726	160,003	15,000	(b)	439,729
Deferred income taxes	19,233	—	6,731	(c)	25,964
Other current assets	61,132	19,885	—		81,017

Total current assets	650,512	295,671	21,776		967,959
Property, plant and equipment, net	182,396	99,365	—		281,761
Goodwill	320,577	247,446	361,790	(d)	929,813
Intangible assets, net	422,106	310,898	191,802	(e)	924,806
Deferred income taxes	—	78,495	43,533	(f)	122,028
Other assets	60,378	22,839	(7,714	)(g)	75,503

Total assets	$1,635,969	$1,054,714	$611,187		$3,301,870

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$23,895	$6,678	$(3,464	)(h)	$27,109
Accounts payable	228,052	41,653	—		269,705
Accrued liabilities	146,711	67,195	(6,565	)(h)	207,341

Total current liabilities	398,658	115,526	(10,029)		504,155
Long term debt, net of current maturities	806,002	865,667	137,874	(h)	1,809,543
Deferred income taxes	7,272	—	120,422	(i)	127,694
Other non-current liabilities	106,614	5,290	—		111,904

Total liabilities	1,318,546	986,483	248,267		2,553,296
Minority interest in equity of consolidated subsidiary	1,379	—	—		1,379
Total shareholders’ equity	316,044	68,231	362,920	(j)	747,195

Total liabilities and shareholders’ equity	$1,635,969	$1,054,714	$611,187		$3,301,870

(1)	Condensed consolidated balance sheet for Rayovac, as obtained from the Company’s Annual Report on Form 10-K for the period ended September 30, 2004.

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(2)	Condensed consolidated balance sheet for United, as obtained from the Quarterly Report on Form 10-Q for the period ended September 30, 2004.
(3)	The total estimated consideration as shown in the table below is allocated to the assets and liabilities of United as if the transactions had occurred on September 30, 2004. The allocation set forth below is preliminary. The unaudited pro forma condensed combined financial information assumes that the historical values of United’s current assets, current liabilities and property plant and equipment approximate fair value, except as adjusted, pending forthcoming appraisals and other financial information.

The allocation of consideration to acquired intangible assets is subject to the finalization of independent appraisals completed after the completion of the combination transactions. The actual amounts recorded when the independent appraisals are completed may differ materially from the pro forma amounts presented below (in thousands).

Total purchase price:

Issuance of Rayovac common stock	$439,175
Cash consideration	70,000
Assumption of United debt	871,445
Acquisition related costs	33,700

$1,414,320
Preliminary allocation of purchase price, reflecting the transactions:

Estimated adjustments to reflect assets and liabilities at fair value:
Historical value of assets acquired, excluding goodwill, as of September 30, 2004	807,268
Historical value of liabilities assumed	(986,483)
Write-off of United deferred financing fees	(19,772)
Current deferred taxes association with the write-off of United deferred financing fees	7,513
Adjustment to eliminate United bond premium	900
Inventory valuation	15,000
Current deferred tax asset recognized on inventory valuation	(5,700)
Assumption of United debt	871,445
Incremental identified intangible assets	191,802
Incremental deferred tax liability on identified intangibles	(76,889)
Goodwill acquired (including $247,446 of pre-acquisition goodwill)	609,236

$1,414,320

(a)    Net change in cash after completion of the transactions.

(b)    Adjustment to the estimated purchase accounting valuation related to inventory.

(c)    Tax benefits associated with the anticipated write-off of Rayovac and United unamortized debt issuance costs and purchase accounting adjustments to inventory.

(d)    Estimated value of incremental goodwill associated with the transactions.

(e)    Estimated value of incremental intangible assets acquired in the transactions.

(f)     Write-off of existing deferred taxes on intangible assets.

(g)    Write-off of United unamortized debt issuance costs of $19,772 and Rayovac unamortized debt issuance costs of $12,942 related to debt to be refinanced less the estimated $25,000 of deferred financing costs to be incurred in connection with the transactions.

(h)    Net additional debt and accrued expenses incurred after repayment of United debt, $868,822, and accrued interest, $4,665, at September 30, 2004.

(i)     Represents deferred taxes recognized at a 38 percent rate on preliminary net assets acquired.

(j)     Reflects the following adjustments affecting equity:

Issuance of common stock (13,750 shares @ $31.94)	$439,175
Historical value of United net assets acquired	(68,231)
Rayovac debt financing cost write-off, net of tax	(8,024)

$362,920

Note: The stock price of $31.94 used in the calculation of the purchase price is based on a five day closing price average beginning two days prior to Rayovac’s announcement of the acquisition of United.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Year Ended September 30, 2004

(in thousands)

	Rayovac Corporation (1)	Microlite (2)	Pro Forma Adjustments		Rayovac Combined	United Industries (6)	United Pet Group (7)	NuGro (8)	Pro Forma Adjustments		United Industries Combined	Pro Forma Adjustments		Rayovac & United Pro Forma Combined
Net sales	$1,417,186	$37,618	$—		$1,454,804	$640,890	$206,834	$89,819	$—		$937,543	$—		$2,392,347
Cost of goods sold	811,894	28,294	—		840,188	423,712	136,554	69,853	7,884	(9)	638,003	(55,528	)(13)	1,422,663
Restructuring and related charges	(781)	—	—		(781)	—	—	—	—		—	—		(781)

Gross profit	606,073	9,324	—		615,397	217,178	70,280	19,966	(7,884)		299,540	55,528		970,465
Operating expenses:
Selling, general and administrative expenses	437,629	15,695	3,241	(3)	456,565	165,695	55,312	11,760	1,148	(10)	233,915	44,970	(13)	735,450
Restructuring and related charges	12,224	—	—		12,224	—	—	—	—		—	—		12,224

	449,853	15,695	3,241		468,789	165,695	55,312	11,760	1,148		233,915	44,970		747,674
Operating Income (loss)	156,220	(6,371)	(3,241)		146,608	51,483	14,968	8,206	(9,032)		65,625	10,558		222,791
Interest expense	65,702	4,366	(2,252	)(4)	67,816	42,528	7,308	591	1,228	(11)	51,655	10,437	(14)	129,908
Other (income) expense, net	64	(50)	—		14	—	—	—	—		—	(890	)(15)	(876)
Minority interest	(78)	—	—		(78)	—	—	—	—		—	—		(78)

Income (loss) from continuing operations before income taxes	90,532	(10,687)	(989)		78,856	8,955	7,660	7,615	(10,260)		13,970	1.011		93,837
Income tax expense (benefit)	34,372	—	—	(5)	34,372	(96,231)	5,856	2,793	(3,899	)(12)	(91,481)	384	(16)	(56,725	)(17)
Income from continuing operations	56,160	(10,687)	(989)		44,484	105,186	1,804	4,822	(6,361)		105,451	627		150,562
Loss/(Income) from discontinued operations, net of tax	380	—	—		380	—	—	—	—		—	—		380

Net income (loss)	$55,780	$(10,687)	$(989)		$44,104	$105,186	$1,804	$4,822	$(6,361)		$105,451	$627		$150,182

Basic net income per common share	$1.68													$3.19

Weighted average shares of common stock outstanding	33,433,000													47,183,000	(18)

Diluted net income per common share	$1.62													$3.11

Weighted average shares in common stock outstanding	34,620,000													48,370,000	(18)

(1)	Consolidated statement of operations for Rayovac, as obtained from the Company’s Annual Report on Form 10-K for the period ended September 30, 2004.

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

(2)	Represents the unaudited historical operating results for Microlite for the period from October 1, 2003 to May 28, 2004.
(3)	Reclassification of Microlite expenses from interest expense to selling, general and administrative expenses to conform to the Rayovac presentation.
(4)	Reclassification of Microlite expenses to conform to Rayovac’s presentation, net of additional interest expense incurred in connection with the acquisition of Microlite.
(5)	No net income tax benefit has been recognized in connection with Microlite’s operating loss for the period from October 1, 2003 to May 28, 2004. Based on historical levels of income and the length of time required to utilize its deferred tax assets, Rayovac determined that it was more likely than not that it would not fully utilize its Microlite deferred tax assets and therefore recorded a valuation allowance against the benefit of such losses.
(6)	Represents the historical operating results for United Industries for the twelve-month period ended September 30, 2004, including the results of United Pet Group from July 30, 2004, its date of acquisition, through September 30, 2004, and Nu-Gro from April 30, 2004, its date of acquisition, through September 30, 2004.
(7)	Represents the historical operating results for United Pet Group for the period from October 1, 2003 to July 30, 2004.
(8)	Represents the historical operating results for Nu-Gro for the period from October 1, 2003 to April 30, 2004.
(9)	Represents a reclassification of $7.7 million from selling, general and administrative expenses related to freight costs to conform with the accounting treatment for such costs by United Industries. The adjustment also includes an adjustment to record incremental depreciation expense related to property and equipment acquired in the United Pet Group acquisition based on estimated fair values. Such property and equipment is being depreciated using the straight-line method over varying periods, the average of which is approximately 10 years.
10)	Represents an adjustment to record approximately $8.8 million of incremental amortization expense related to intangible assets (other than goodwill) acquired in the United Pet Group and Nu-Gro acquisitions, based on estimated fair values. Intangible assets acquired included trade names, patents and customer relationships. The majority of acquired trade names are being amortized using the straight-line method over periods ranging from 5 to 40 years, while several trade names have been determined to have indefinite lives. Patents acquired and customer relationships are being amortized using the straight-line method over 15 years and 5 years, respectively. This adjustment is offset by the reclassification of $7.7 million of freight costs from selling, general and administrative expenses to cost of goods sold to conform with the accounting treatment for such costs by United Industries.
(11)	Represents the change in interest expense related to the new senior credit facility executed by United Industries on April 30, 2004, a portion of the proceeds of which were used to finance the Nu-Gro acquisition, and the amendment of such senior credit facility on July 30, 2004, a portion of the proceeds of which were used to finance the United Pet Group acquisition.
(12)	Represents the income tax benefit associated with the adjustments described herein to arrive at an estimated pro forma 2004 statutory tax rate of 38%.
(13)	Represents a reclassification of freight costs from cost of goods sold to selling, general and administrative expenses to conform with the accounting treatment for such costs by Rayovac Corporation, net of a reduction of amortization expense (included in selling, general and administrative expenses only) of $10,558, reflecting projected amortization of identified intangibles. Intangible assets acquired included trade names, patents and customer relationships. The majority of acquired trade names have been assigned indefinite lives. Customer relationships have been assigned a 12 1/2 year life.
(14)	Represents increased interest expense, net of a reclassification of interest income, associated with the debt issued and refinanced in connection with the transactions. The effect of a 0.125 percent change in the expected interest rate on the approximately $739 million of variable rate debt to be refinanced in connection with the transactions is approximately $0.9 million.
(15)	Represents a reclassification of interest income from interest expense, net, to conform to Rayovac’s presentation.
(16)	Represents the income tax benefit associated with the adjustments described herein to arrive at an estimated pro forma 2004 statutory tax rate of 38%.
(17)	Includes a reduction of income tax expense of $104.1 million, reflecting a full reversal of United’s valuation allowance originally established against the tax deductible goodwill deduction and certain net operating loss carryforwards that were generated in 1999 through 2003. Based on historical levels of income and the length of time required to utilize its deferred tax assets, the Company determined that it was more likely than not that it would fully utilize its deferred tax assets and that it was no longer necessary to maintain a valuation allowance. The following table excludes this one-time adjustment from income tax expense in arriving at net income:

	Rayovac & United Pro Forma Combined	Tax Adjustment	Pro Forma Adjusted
Income from continuing operations before income taxes	93,837	—	93,837
Income tax expense (benefit)	(56,725)	104,137	47,412

Income from continuing operations	150,562	(104,137)	46,425
Loss from discontinued operations (net of tax)	380	—	380

Net income	150,182	(104,137)	46,045

(18)	Increase to weighted shares outstanding due to the assumed issuance of 13.75 million shares of Rayovac common stock on October 1, 2003.